                                                                                                          Exhibit 12

                                    THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
                                     COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                     FOR THE FIVE FISCAL YEARS ENDED JANUARY 31, 1998


                                                                             Fiscal Year Ended
                                                          Jan. 31,      Feb. 1,      Feb. 3,     Jan. 28,    Jan. 29,
                                                            1998         1997         1996         1995        1994
Earnings Available for Fixed Charges:
Pretax earnings from continuing operations               $   1,279    $   1,232    $   1,160    $   1,079    $    957
Fixed charges (excluding interest
  capitalized and pretax preferred stock
  dividend requirements)                                       363          346          317          293         305
Dividends on ESOP Preference Shares                            (26)         (26)         (28)         (28)        (28)
Capitalized interest amortization                                6            6            5            4           4
                                                             1,622        1,558        1,454        1,348       1,238

Fixed Charges:
Gross interest expense (a)                               $     353    $     341    $     316    $     289    $    295
Interest factor attributable to
  rent expense                                                  23           22           20           19          20
                                                               376          363          336          308         315

Ratio of Earnings to Fixed Charges                             4.3          4.3          4.3          4.4         3.9

(a)  Represents interest expense on long-term and short-term debt, ESOP debt and amortization of debt discount and debt issue expense.
